                                                              EXHIBIT 10(d)

                    AMERICAN WATER WORKS COMPANY, INC.
                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                  (As Amended and Restated July 1, 1997)
                  --------------------------------------


     American Water Works Company, Inc. (the "Company") has adopted on behalf of itself and its subsidiaries the following Supplemental Executive Retirement Plan (the "Plan") to provide benefits, in addition to those provided under the Pension Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries (the "Pension Plan") to certain executive officers of the Company and its subsidiaries as shall be determined from time to time by the Board of Directors of the Company.

     1.  Effective Date:

         This Plan was originally effective as of January 1, 1985 and governed benefits for eligible employees whose service terminated between January 1, 1985 and June 30, 1997. This amendment and restatement is effective July 1, 1997 and governs benefits for employees terminating on or after that date.

     2.  Eligibility:

         Effective July 1, 1997, only employees who are or who subsequently become officers of the Company or President of any of its subsidiaries and certain other key employees of the Company or any of its subsidiaries shall be eligible for active participation in the Plan. Such employees shall become active participants upon their designation as such by the Compensation and Management Development Committee of the Board of Directors. Individuals whose participation in the Plan would cease effective July 1, 1997 under the preceding sentence shall continue to participate in the Plan.

     3.  Service Credit:

         An employee's years of service under this Plan shall be those credited under the Pension Plan unless the Board of Directors has determined that additional service credit should be granted under this Plan.

     4.  Normal or Late Retirement Benefits:

         (a) The monthly normal retirement benefit calculated under this Plan at a participant's actual retirement at or after attaining age 62 and completing 10 Years of Service shall be equal to (i) 1.5% of his Average Earnings not in excess of 50% of the Social Security Wage Base multiplied by his Years of Service up to 25 years, plus (ii) 2.2% of his Average Earnings in excess of 50% of the Social Security Wage Base multiplied by his Years of Service up to 25 years, plus (iii) 0.7% of his Average Earnings multiplied by his Years of Service in excess of 25 years.

         (b) "Average Earnings" means the average of the participant's salary paid and Annual Incentive Plan ("AIP") awards granted during those 36 consecutive months of the 120 months preceding his actual retirement that produce the highest average. An AIP award will be considered granted in the AIP year in which it is earned even though it is paid in the following year.

         (c) "Social Security Wage Base" means the average of the amount considered "wages" under Section 3121(a)(1) of the Internal Revenue Code, or any applicable provision of any successor laws, for the calendar year including the date as of which a benefit is to be calculated under this paragraph 4 and the preceding four calendar years.

     5.  Calculation of Benefits Payable:

         The monthly benefit payable under this Plan shall be the amount calculated under the immediately preceding paragraph reduced by an offset for benefits payable under the Pension Plan or any other defined benefit pension plan of the Company or any prior employer if credit is given under both this Plan and that other plan for the same period of service. In calculating the offsets, any limits imposed on benefits payable under the Pension Plan or any other plan described in the preceding sentence by Internal Revenue Code Section 415, or the applicable provisions of any successor thereto, shall be applied and both in applying these limits and in otherwise calculating the offsets, it shall be assumed that all benefits under the Pension Plan or any other relevant plan will be paid in the form of a joint and 50% surviving spouse's annuity if the participant is married and in the form of a single life annuity with no period certain if the participant is not married. The actuarial factors and assumptions to be used in converting any such benefits to the forms described above shall be those set forth in the Pension Plan.

     6.  Early Retirement:

         (a) A participant may elect early retirement after attaining age 55 provided that at retirement his age and Years of Service total at least 70 and further provided that if he has not attained age 62 and completed 10 Years of Service, the Board has approved his early retirement .

         (b) The early retirement benefit under this Plan shall be calculated in the same manner as the normal retirement benefit, taking into account only service and compensation to the employee's early retirement date.

         (c) Any Board approved benefit payable upon retirement prior to attaining age 62 and completing 10 Years of Service shall not be reduced on account of early retirement.

     7.  Vested Benefit:

         (a) A deferred retirement benefit payable at age 65 shall be provided a surviving participant whose service is terminated after he has attained age 55 and completed 10 or more Years of Service.

         (b) In the event of a Change in Control, the lump sum present value of the participant's accrued benefit, determined using the same actuarial factors and methods as are applied under the Pension Plan, will be paid to the participant upon the date of the participant's termination of employment following a Change in Control, unless the participant is eligible for and elects another form of benefit. If a surviving vested participant is no longer employed on the date of the Change in Control, the lump sum present value of his benefit will be paid on that unless the participant is eligible for and elects another form of benefit.

         (c) A "Change in Control" occurs when any person or group acquires or announces an offer for 10% or more of the Company's common stock or when, during any two consecutive calendar years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

     8.  Benefits for Inactive Participants:

         Any participant who becomes ineligible to continue as an active participant in the Plan because he ceases to be eligible under paragraph 2 shall be deemed an inactive participant. If an inactive participant meets the age and service requirements under the Plan while an employee, he shall be entitled to receive a Normal, Early or Disability Retirement Benefit as described in the Plan, provided the benefit shall be calculated taking into account only service and compensation to the date of his becoming an inactive participant, and shall be offset by the benefit payable at his actual retirement under the Pension Plan or any other plan described in paragraph 5 above.

     9.  Disability Benefit:

         Upon qualification for a disability benefit under the Pension Plan, a participant shall be entitled to an immediate disability benefit hereunder, in an amount calculated in the same manner as the normal retirement benefit under paragraph 4 above, but based on his service and compensation to the date of his disability and with an offset, calculated in the manner described under "Calculation of Benefits Payable" in paragraph 5 above, for any disability benefits payable under the Pension Plan or any other plan described in paragraph 5 above.

     10.  Form of Retirement Income Benefit:

          (a) Married Participant: The benefit payable to a participant who is married on the date his benefit is to commence shall be paid in the form of an annuity for the life of the participant with no period certain. The benefit, if any, payable after the participant's death shall be as specified under the heading "Death Benefits" below.

          (b) Unmarried Participant: The benefit payable to a participant who is not married on the date his benefit is to commence shall be paid in an annuity for the life of the participant with no period certain. No benefit shall be payable following an unmarried participant's death.

          (c)  Lump Sum Benefit:

               (1) If the present value of the benefit payable to a participant under this Plan is $5000 or less, that benefit will be paid in a single lump sum.

               (2) If the present value of the benefit payable to a participant under this Plan, including for a married participant the value of the benefit described in paragraph 12(c), is more than $5000, the participant may elect, in lieu of any other benefits under this Plan, to receive that benefit in a single lump sum.

               (3) The present value of a benefit shall be determined using the same actuarial methods and factors as are applied under the Pension Plan.

     11. Elective Forms of Benefit: A participant may elect, in lieu of receiving the normal form of benefit under paragraph 10, to receive a reduced benefit for his life, in which case his surviving Contingent Annuitant (who may be the participant's spouse or other designated beneficiary) shall be paid a benefit for the Contingent Annuitant's remaining life equal to 50%, 66-2/3%, or 100% of the participant's reduced benefit. The reduced benefit payable to a participant electing the form of benefit payable under this paragraph 11 shall be that percentage of his benefit payable in the normal form under paragraph 10 determined by his attained age and the attained age of his Contingent Annuitant set forth in the Table of Contingent Annuitant Percentages attached to the Pension Plan as Table 2, provided that if the participant's Contingent Annuitant is the participant's spouse, the value of the participant's benefit will include the value of the death benefit described in paragraph 12(c).

     12.  Death Benefits:

          (a)  Death Benefit Before Retirement:

               (1) Married Participants: Upon the death, before retirement, but while an active employee, of a married participant who has been credited under this Plan with at least 10 Years of Service, including Years of Service before the Effective Date of this Plan or before his participation in this Plan, the participant's surviving spouse shall be entitled to a benefit equal to the excess of the benefit computed as described in paragraph 4 above, based upon the participant's Years of Service and compensation to the date of his death and the assumption that he had retired on the day before his death, but converted using the actuarial factors specified in the Pension Plan to a joint and 100% surviving spouse benefit over the death benefits payable under the Pension Plan and any other plan described in paragraph 5 above. If the participant had not attained age 55 on the date of his death, his age shall be considered to have been 55 and his spouse's age shall be adjusted to bear the same relationship to age 55 as their actual attained ages bore to each other. This benefit shall terminate upon the earlier of the surviving spouse's death or remarriage.

               (2) Unmarried Participants: Upon the death, before retirement, but while an active employee, of an unmarried participant who has been credited under this Plan with at least 10 Years of Service, including Years of Service before the Effective Date of this Plan or before his participation in this Plan, the participant's estate shall be entitled to receive the benefit that would have been payable to the participant if he had retired on the day before his death with the Board's approval, and elected a lump sum benefit under paragraph 10(c) above.

          (b) Death of Vested Participant Before Retirement: There shall be no death benefit payable if a participant dies after terminating service under this Plan, but before becoming eligible to receive a benefit hereunder.

          (c) Death Benefit After Retirement: Upon a participant's death after retirement under this Plan, unless the participant has elected another form of benefit under paragraph 10 or 11, the participant's spouse at date of retirement shall be entitled to an amount equal to 50% of the benefit being paid to the participant hereunder at the date of his death. This benefit shall continue for the life of the recipient.

     To record this amendment and restatement of this Plan, American Water Works Company, Inc. and Its Designated Subsidiaries have caused this Plan to be executed, on their behalf, by the appropriate officers of the Company on this 2nd day of October, 1997.

                                AMERICAN WATER WORKS COMPANY, INC.



                                By:
                                      George W. Johnstone
                                      President and Chief Executive Officer



Attest:
         W. Timothy Pohl
         General Counsel and Secretary

                                                              EXHIBIT 10(e)

                    AMERICAN WATER WORKS COMPANY, INC.
                       SUPPLEMENTAL RETIREMENT PLAN
             (As Amended and Restated Effective July 1, 1997)
             ------------------------------------------------



     American Water Works Company, Inc. (the "Company") has adopted on behalf of itself and its subsidiaries the following Supplemental Retirement Plan (the "Plan") to provide benefits, in addition to those provided under the Pension Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries (the "Pension Plan") to certain employees of the Company and its subsidiaries as shall be determined from time to time by the Board of Directors of the Company.

     1.  Effective Date:

         This Plan was originally effective as of April 1, 1989 and governed benefits for eligible employees whose service terminated between July 1, 1989 and June 30, 1997. This amendment and restatement is effective July 1, 1997 and governs benefits for employees terminating on or after that date.

     2.  Eligibility:

         Effective July 1, 1997, key employees of the Company or any of its subsidiaries may participate in this Plan only upon action after such date by the Compensation and Management Development Committee of the Board of Directors designating them as eligible to participate in the Plan. Individuals whose participation in the Plan would cease effective July 1, 1997 under the preceding sentence shall continue to participate in the Plan until the earlier of their termination of employment or July 1, 2002.

     3.  Service Credit:

         An employee's Years of Service under this Plan shall be those credited under the Pension Plan.

     4.  Normal or Late Retirement Benefit:

         (a) The monthly retirement benefit payable under this Plan to a participant who retires after having attained at least age 65 and after having been a participant for 5 or more years shall be equal to (i) 1.85% of his Final Average Earnings not in excess of the Social Security Wage Base multiplied by 1.3333 times his Years of Service up to 15 years, plus
(ii) 2.1% of his Final Average Earnings in excess of the Social Security Wage Base multiplied by 1.3333 times his Years of Service up to 15 years, plus (iii) 1.85% of his Final Average Earnings not in excess of the Social Security Wage Base multiplied by 0.5 times his Years of Service in excess of 15 years and up to 25 years, plus (iv) 2.1% of his

Final Average Earnings in excess of the Social Security Wage Base multiplied by 0.5 times his Years of Service in excess of 15 years and up to 25 years, plus (v) 0.7% of his Final Average Earnings multiplied by his Years of Service in excess of 25 years.

         (b) "Final Average Earnings" means the average of the participant's salary paid and Annual Incentive Plan ("AIP") awards granted during those 60 months taken into account in computing the participant's benefit under the Pension Plan. An AIP award will be considered granted in the AIP year in which it is earned even though it is paid in the following year.

         (c) "Social Security Average Wage Base" means the average of the amount considered "wages" under Section 3121(a)(1) of the Internal Revenue Code, or any applicable provision of any successor laws for the calendar year including the date as of which a benefit is to be calculated under this paragraph 4 and the preceding four calendar years.

     5. Calculation of Benefits Payable: The monthly benefit payable under this Plan shall be the amount calculated under the immediately preceding paragraph offset by benefits payable under the Pension Plan. In calculating the offsets, any limits imposed on benefits payable under the Pension Plan by Internal Revenue Code Section 401(a)(17) or 415, or the applicable provisions of any successor thereto, shall be applied. It shall also be assumed that all benefits under the Pension Plan will be paid in the form of a single life annuity with no period certain.

     6.  Early Retirement:

         (a) A participant may elect early retirement after attaining age 55 provided that at retirement his age and Years of Service total at least 70.

         (b) The early retirement benefit under this Plan shall be calculated in the same manner as the normal retirement benefit, taking into account only service and compensation to the employee's early retirement date.

         (c) Any benefit payable upon retirement prior to attaining age 65 shall be reduced in accordance with the table of early retirement factors contained in the Pension Plan as in effect at the time of the participant's retirement.

     7.  Vested Benefit:

         (a) A deferred retirement benefit shall be provided a participant whose service is terminated after he has attained age 55 and completed 5 Years of Service. The benefit payable under this paragraph 7(a) shall be payable to a surviving participant at age 65.

         (b) In the event of a Change in Control, the lump sum present value of the participant's accrued benefit, determined using the same actuarial factors and methods as are applied under the Pension Plan, will be paid to the participant upon the date of the participant's termination of employment following a Change in Control, unless the participant is eligible for and elects another form of benefit. If a surviving vested participant is no longer employed on the date of the Change in Control, the lump sum present value of his benefit will be paid on that unless the participant is eligible for and elects another form of benefit.

         (c) A "Change in Control" occurs when any person or group acquires or announces an offer for 10% or more of the Company's common stock or when, during any two consecutive calendar years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

         (d) Benefits for Inactive Participants: Any participant who is declared ineligible to participate in the Plan by the Compensation and Management Development Committee of the Board of Directors shall be deemed an inactive participant. If an inactive participant meets the age and service requirements under this Plan, while an employee, he shall be entitled to receive a Normal, Early or Disability Retirement Benefit under paragraphs 4, 6 or 8, respectively, provided the benefit shall be calculated taking into account only service and compensation to the date of his becoming an inactive participant and shall be offset by the benefit payable at his actual retirement under the Pension Plan.
     8. Disability Benefit: Upon completing 5 Years of Service and qualifying for a disability benefit under the Pension Plan (assuming the 10 Years of Service requirement did not apply) a participant shall be entitled to an immediate disability benefit hereunder, in an amount calculated in the same manner as the normal retirement benefit under paragraph 4 above, but based on his service and compensation to the date of his disability and with an offset, calculated in the manner described under "Calculation of Benefits Payable" in paragraph 5 above, for any disability benefits payable under the Pension Plan. The disability benefit shall be payable until the earlier of the participant's death or the participant's ceasing to be disabled.

     9.  Normal Form of Benefit:

         (a) Subject to paragraph 9(b) the form of benefit payable to an unmarried participant or to a married participant who does not elect the form of benefit described in paragraph 10 shall be an annuity for the life of the participant with no period certain. No benefit shall be payable following the death of a participant receiving benefits in the normal form.

         (b) If the present value of the benefit payable to a participant is $5000 or less, determined using the same actuarial methods and factors as are applied under the Pension Plan, that benefit will be paid in a single lump sum.

     10. Elective Form of Benefit for Married Participants: A participant may elect, in lieu of receiving the normal form of benefit under paragraph 9, to receive a reduced benefit for his life, in which case his surviving Contingent Annuitant (who may be the participant's spouse or other designated beneficiary) shall be paid a benefit for the Contingent Annuitant's remaining life equal to 50%, 66-2/3%, or 100% of the participant's reduced benefit. The reduced benefit payable to a participant electing the form of benefit payable under this paragraph 10 shall be that percentage of his benefit payable in the normal form under paragraph 9 determined by his attained age and the attained age of his Contingent Annuitant set forth in the Table of Contingent Annuitant Percentages attached to the Pension Plan as Table 2.

     11. Death Benefits Before Retirement: Upon the death, before retirement, but while an active employee, of a participant who has been credited under this Plan with at least 10 Years of Service, the participant's surviving spouse shall be entitled to a benefit equal to the excess of (i) the benefit computed as described in paragraph 4 above, based upon the participant's Years of Service and compensation to the date of his death and the assumption that he had retired on the day before his death, but converted using the actuarial factors specified in the Pension Plan to a joint and 100% surviving spouse benefit over (ii) the death benefits payable under the Pension Plan. If the participant had not attained age 55 on the date of his death, his age shall be considered to have been 55 and his spouse's age shall be adjusted to bear the same relationship to age 55 as their actual attained ages bore to each other. This benefit shall terminate upon the surviving spouse's death.

          Upon the death, before retirement, but while an active employee, of a participant who has been credited under this Plan with more than 5 but less than 10 Years of Service, the participant's surviving spouse shall be entitled to a benefit equal to the excess of (i) the benefit computed as described in paragraph 4 above, based upon the participant's Years of Service and compensation to the date of his death and the assumption that he had retired on the day before his death, but converted to a joint and 50% surviving spouse benefit and reduced for early commencement as necessary in accordance with the actuarial factors in the Pension Plan over
(ii) the death benefits payable under the Pension Plan and any other plan described in paragraph 5 above. If the participant had not attained age 55 on the date of his death, his age shall be considered to have been 55 and his spouse's age shall be adjusted to bear the same relationship to age 55 as their actual attained ages bore to each other. This benefit shall terminate upon the surviving spouse's death.

     12. Death of Vested Participant Before Retirement: There shall be no death benefit payable if a participant dies after terminating service under this Plan, but before becoming eligible to receive a benefit hereunder.

     To record this amendment and restatement of this Plan, American Water Works Company, Inc. and Its Designated Subsidiaries have caused this Plan to be executed, on their behalf, by the appropriate officers of the Company on this 2nd day of October, 1997.

                                 AMERICAN WATER WORKS COMPANY, INC.



                                 By:
                                      George W. Johnstone
                                      President and Chief Executive Officer


Attest:
         W. Timothy Pohl
         General Counsel and Secretary

                                                              EXHIBIT 10(h)

                          AMENDMENT NO. 1 TO THE
                    AMERICAN WATER WORKS COMPANY, INC.
                           ANNUAL INCENTIVE PLAN



     Pursuant to the authority reserved to it in Section 3(h) of the Annual Incentive Plan, the Board of Directors of American Water Works Company, Inc. hereby amends the Annual Incentive Plan as follows:

     1. Section 5 of the Annual Incentive Plan is deleted in its entirety and the following is inserted in lieu thereof:

              "Awards shall be payable in cash as soon as practicable after the consolidated financial results, and other goals for the Incentive Year have been determined and certified. Each Eligible Participant's annual award, if any, will be included as earnings under all Company-sponsored retirement plans, whether qualified or non-qualified, in accordance with the terms of the relevant plan as in effect from time to time.

              Eligible Participants may be permitted to defer receipt of their awards under and in accordance with the provisions of the American Water Works Company, Inc.
         Deferred Compensation Plan."

     2.  This amendment is effective as of January 1, 1998.

     To record the adoption of this Amendment No. 1 to the Annual Incentive Plan, American Water Works Company, Inc. has caused its corporate name and seal to be affixed hereto this 5th day of February, 1998.

                                   AMERICAN WATER WORKS COMPANY, INC.



                                   By:
                                        J. James Barr, Acting President and
                                        Chief Executive Officer



Attest:
         W. Timothy Pohl, General Counsel
         and Secretary

                                                              EXHIBIT 10(j)


                                                          December 17, 1997

Mr. George W. Johnstone
81 Foxwood Drive
Moorestown, NJ  08057

Dear George:

     As we have discussed, you have announced your intention to retire from American Water Works Company, Inc. (the "Company"). The purpose of this letter is to describe the various agreements that have been reached between you and the Company regarding your retirement from the Company and to further describe our respective obligations thereafter.

     1. You are retiring from all of your positions with the Company and its affiliates, including but not limited to your positions as Chief Executive Officer, President, and member of the Board of Directors of the Company and any committee or subcommittee thereof, effective November 6, 1997 (the "Effective Date"), and will cease to be an employee of the Company in any capacity on January 1, 1998. Between November 6, 1997 and December 31, 1997, you will use and be paid your accrued vacation amount.

     2. For the period commencing on the Effective Date and ending on the second anniversary of that date (the "Consulting Period") you agree to make yourself reasonably available to the Chairman or the Chief Executive Officer of the Company for consultation on business matters from time to time and to cooperate with the Company in supplying data, information, and expertise within your special knowledge or competence and otherwise assist the Company in a proper and appropriate fashion in the protection of its interests. The Company will reimburse you for reasonable out-of-pocket expenses (such as hotel and travel expenses) incurred by you in providing such services.

     3.  The Company agrees to pay you the following:

         a. an amount equal to $482,000 per year, payable from January 1, 1998 through December 31, 1999, in accordance with the Company's standard payroll practices for the payment of salary to its senior executives;

         b. an amount equal to the greater of (i) your annual incentive target bonus for the year ending December 31, 1997 (i.e. $108,300) under the Company's Annual Incentive Plan (the "Annual Plan") or (ii) an amount equal to the bonus otherwise payable to you under the Annual Plan based on your employment by the Company through December 31, 1997 (including the portion of such bonus otherwise mandatorily deferred thereunder), payable in equal monthly installments over the period commencing as soon as practicable after the date such amount is finally determined and ending on December 31, 1999; and

         c. all amounts otherwise deferred, in years ending prior to January 1, 1997, pursuant to the mandatory deferral requirement of the Annual Plan, payable in accordance with the terms of the Annual Plan and any elections that you have made thereunder with respect to the distribution of such deferred amounts.

     4. With respect to your participation in the Company's Long-Term Performance-Based Incentive Plan (the "Long-Term Plan"), the Company agrees to the following:

         a. Pursuant to the Long-Term Plan, the 64,250 shares of unvested restricted stock previously granted to you under the Long-Term Plan shall vest and be conveyed to you as of January 1, 1998, without restriction.

         b. An amount equal to the sum of (i) the number of shares of restricted stock that would otherwise have been awarded to you in respect of the period ended December 31, 1997 under the Long-Term Plan (the "Award Period"), based on your employment through that date, multiplied by the closing price of a share of Company common stock on the date such stock would have been issued as restricted stock under the Long-Term Plan in respect of the Award Period, plus (ii) the cash payment that would have been made under the Long-Term Plan in respect of the Award Period, based on your employment by the Company through December 31, 1997. Such sum shall be payable in equal monthly installments over a period commencing as soon as practicable after the date that the sum is finally determined and ending on December 31, 1999.

     5. You will receive an annual amount, payable in equal monthly installments, commencing January 1, 1998 and continuing for the remainder of your lifetime, equal to $322,000 (with a 50% survivor annuity payable to your current spouse should she survive you), consisting of your benefit otherwise payable under the Company's Pension Plan and an enhanced benefit under the Company's Supplemental Executive Retirement Plan. This benefit will be appropriately increased if the payment to you under paragraph 3(b) exceeds $108,000.

     6. As of January 1, 1998, you will be eligible to participate in the Company's postretirement welfare benefit plans (e.g. medical plans) as in effect from time to time thereafter, and you will receive all amounts otherwise payable under all of the Company's benefit plans and programs (e.g. qualified pension, ESOP, and 401(k) plans) applicable to you, in accordance with the terms and conditions thereof, provided that nothing in this paragraph shall result in any duplication of benefits.

     7. You agree to abide to the following terms and conditions regarding confidentiality, noncompetition, and other related issues:

         a. Confidentiality. (i) You will not, at any time, without prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates except (A) while acting as a consultant for the Company, in the business of and for the benefit of the Company,
     (B) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information, or (C) while consulting with your immediate family, your legal counsel and your financial advisor(s); and (ii) you will assist and cooperate in good faith (including testimony) in connection with any litigation and disputes arising out of actions involving the Company or any of its affiliates, of which you have any knowledge or information.

         For purposes of this paragraph 7(a), "Confidential Information" will mean this Agreement, the Release, and non-public information which became known to you during the period of, or arising out of, your employment with the Company, concerning the financial data, strategic business plans, product development (or other proprietary product data), personnel information pertaining to present and former employees of the Company or its affiliates, and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by your breach of the terms hereof).
     Without limiting the generality of the foregoing, Confidential Information shall include trade secrets, customer and supplier lists, marketing plans, data concerning any engineering and administrative services pertaining to the business of the Company which is presently provided by the Company or contemplated by the Company for the future, and non-public data pertaining to the acquisition by the Company of opportunities to provide services to new customers and clients including privatization or joint venture activities.

         b. Noncompetition. Accordingly, you agree that, prior to January 1, 2000, without the prior written consent of the Company, you will not: (i) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business world-wide which is in competition with the business of the Company or with any group, division or affiliate of the Company or act in a manner adversely to the interests of the Company; (ii) directly or indirectly solicit, contact or communicate with any customers of the Company who have been customers of the Company for two years preceding your termination of employment with the Company for the purpose of engaging in the business which is presently provided by, or contemplated by, the Company; or (iii) on your own behalf or on behalf of any person, firm or company, directly or indirectly, hire any person who has been employed by the Company or any of its affiliates at any time during the 12 months immediately preceding such hiring.

         c. For purposes of this paragraph 7, a business will be deemed to be in competition with the Company if it is involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company at the time of your termination of employment. Moreover, for the purposes of this paragraph 7, actions which will be considered to be engaging in a business which is in competition with the business of the Company also include identifying, facilitating or advising others about the acquisition of opportunities to provide such services to new customers and clients (including privatization and joint venture activities). Nothing in this paragraph 7 will be construed so as to preclude you from investing in any publicly held company, provided your beneficial ownership of any class of such company's securities does not exceed 2% of the outstanding securities of such class, nor from continuing to hold your current positions on the Boards of Directors of the Mellon Bank and the American Water Works Research Foundation.

         d. You agree that this covenant not to compete is reasonable under the circumstances and will not interfere with your ability to earn a living or to otherwise meet your financial obligations. You and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as so amended. You agree that any breach of the covenants contained in this paragraph 7 would irreparably injure the Company.

         e. You agree that prior to January 1, 2000 you will not (except as required by law) directly or indirectly make any disparaging statement, or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the Company, its affiliates, associates, directors or shareholders, or its personnel policies and practices to any of the Company's customers, competitors, employees, former employees, or the press or other media in any country;

     provided, that it will not be a violation of this paragraph 7(e) for you to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the jurisdiction to order you to divulge, disclose or make accessible such information. Similarly, the Company agrees during such period not to make any disparaging statement, or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize you or your performance of your duties and responsibilities while employed with the Company.

         f. You agree that prior to January 1, 2000 you will not engage in any contact with the media with respect to the Company, its affiliates, their employees, their shareholders or their directors without the prior written consent of the Company.

         g. (i) If you breach any of the covenants contained in this paragraph 7, you agree that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement (except for payments under Section 5 hereof, which shall not be reduced or eliminated in the event of such breach) and obtain an injunction against you from any court having jurisdiction over the matter restraining any further violation of this Agreement by you.

             (ii) The Company and you recognize that each party will have no adequate remedy at law for breach by the other of any of the covenants set forth in this paragraph 7 and that in the event of any breach of these covenants, the Company and you hereby agree and consent that the other will be entitled to seek a decree of specific performance, mandamus or other appropriate remedy to enforce the performance of such covenants.

     8. The Company agrees to provide you with legal counsel and to indemnify you, in accordance with and to the fullest extent permitted by applicable law, as it may exist from time to time, if you became a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative ("Action"), by reason of the fact that you were a director, officer, employee or agent of the Company or are or were serving at the request of the Company as a director, officer, employee or agent of another corporation (including but not limited to a subsidiary or affiliate of the Company), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred in connection with any Action. The Company also agrees to continue your coverage under the applicable Company's Directors and Officers Liability Policies.

     9. All payments due under this Letter Agreement shall be subject to withholding taxes and any other applicable deductions as required by law and may be reduced accordingly.

     10. You and the Company agree that this Letter Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Letter Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company shall assign this Letter Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company and the Company shall require such successor to assume expressly and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     11. You agree to execute a release substantially in the form attached hereto as a condition to the receipt of any payment hereunder.

     12. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to rules pertaining to conflict of laws.

     13.  This Agreement may be executed in counterparts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



12/17/97                              George W. Johnstone



                                      American Water Works
                                      Company, Inc.:


                                      Marilyn Ware Lewis
                                      By:  Marilyn Ware Lewis
                                      Title:  Chairman of the Board

                                  RELEASE
                                  -------

     George Johnstone hereby covenants and agrees not to sue or commence any other proceeding against American Water Works Company, Inc. (the "Company") or any of the Company's predecessors, successors, assigns, agents, fiduciaries, parents, subsidiaries, divisions, affiliates, administrators, representatives, attorneys, officers, directors, trustees, stockholders, employees or agents (collectively the "Company Group") in any court of law or equity or before any administrative agency with respect to any matter arising from his employment or separation from employment, with the Company, or otherwise, including but not limited to rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Reconstruction Era Civil Rights Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Act, the Rehabilitation Act, the Americans with Disabilities Act, and any and all other federal, state or local laws pertaining to employment, as well as any and all claims under state contract or tort law, at any time through the date of execution of this Release; provided, however, that this covenant not to sue does not affect Mr. Johnstone's future right to enforce appropriately the terms of this Release and, pursuant hereto, the Agreement (as defined below) in a court of competent jurisdiction.

     For and in consideration of the payments and other benefits described in the attached Letter Agreement dated December 17, 1997 ("Agreement") and for other good and valuable consideration, Mr. Johnstone hereby releases and forever discharges, and by this instrument does release and forever discharge, the Company and the Company Group, other than as set forth in the Agreement, from any and all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, or causes whatsoever arising from his employment or separation from employment, with the Company, or otherwise, including but not limited to rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Reconstruction Era Civil Rights Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Act, the Rehabilitation Act, the Americans with Disabilities Act, and any and all other federal, state or local laws pertaining to employment, as well as any and all claims under state contract or tort law, at any time through the date of execution of this Release.

     In consideration for the releases and other commitments provided herein and in the Agreement by Mr. Johnstone, the Company, on behalf of itself, its present, past, and future shareholders, directors, and officers, and its subsidiaries, affiliates, successors, assigns, and agents, does hereby knowingly and voluntarily release and discharge Mr. Johnstone, his heirs, executors, administrators, assigns, and agents, from and against all charges, complaints, claims, cross-claims, counterclaims, third-party claims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses, of any nature whatsoever, known or unknown, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date hereof, exists, have existed or may arise from any claims arising out of or in any way related to Mr. Johnstone's employment with and/or actions taken on behalf of, the Company or its affiliates or subsidiaries which the Company, any of its present, past, and future shareholders, directors or officers, or any of its subsidiaries, affiliates, successors, assigns or agents had, has or at any time hereafter may have or hold against Mr. Johnstone, his heirs, executors, administrators, assigns or agents. The Company agrees that it will not commence any action or proceeding and that it will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on its behalf, that arises out of the matters released by the Company hereby, except as necessary to enforce the Agreement or this Release.

     Mr. Johnstone and the Company expressly understand and agree that the payments to and benefits received by Mr. Johnstone pursuant to the attached Agreement shall be in lieu of any and all other amounts to which Mr. Johnstone might be entitled under any employment agreement or otherwise from the Company or the Company Group as of the date of execution of the Agreement and, without limiting the generality of the foregoing, Mr. Johnstone hereby expressly waives any right or claim that he may have or assert to employment or reinstatement to employment, or to payment for back pay, front pay, interest, bonuses, damages, accrued vacation, accrued sick leave, accrued personal days, medical, dental, optical or hospitalization benefits, accidental death and dismemberment benefits, disability benefits, pension claim contributions or benefits, thrift or stock plan contributions or benefits, education benefits, life insurance benefits, preferential loan rate, overtime, compensatory time, outplacement, severance pay and/or attorney fees, except as otherwise provided in the Agreement. Also, Mr. Johnstone agrees he will not apply for employment with the Company or Company Group.

     Mr. Johnstone understands that he must not disclose the terms of this Release and the attached Agreement to anyone other than his immediate family, his legal counsel, and his financial advisor(s), and that he must immediately inform his immediate family, his legal counsel, and his financial advisor(s) that they are also prohibited from disclosing the terms of this Release and attached Agreement; provided, however, that in the event such terms are breached by either party, such terms may be disclosed in order to resolve any dispute with respect to such breach.

     Mr. Johnstone understands and agrees that the Company's payment of money and other benefits to him and his signing of this Release does not in any way indicate that he has any viable claims against the Company or the Company Group or that the Company or the Company Group admits any liability to him whatsoever.

     Mr. Johnstone has read this Release carefully, has been given at least 21 days to consider all of its terms, has been advised to consult with an attorney and other advisors of his choice, and fully understand that by signing below he is giving up any right which he may have to sue or bring any other claims against the Company and the Company Group. Mr. Johnstone has not been forced or pressured in any manner whatsoever to sign this Release, and he agrees to all of its terms voluntarily.

     Mr. Johnstone understands that he has seven (7) days from the date he has signed this Release below to revoke this Release, that this Release will not become effective until the 8th day following the date that he has signed this Release, and that the Company will have no obligation to extend the payments and other benefits set forth in the attached unless this Release becomes effective.



12/17/97                             George Johnstone
Date


                                     AMERICAN WATER WORKS COMPANY,
                                     INC.:

December 17, 1997                    Marilyn Ware Lewis
Date                                 By:  Marilyn Ware Lewis
                                     Title:  Chairman of the Board

                                                              EXHIBIT 10(k)


                  Stay Incentive Award for J. James Barr


o Award of 11,000 Company stock units ($250,250 based on $22.75 stock price) would be payable in a cash lump sum on the third anniversary of the Retirement Date based on the closing price on such anniversary date, provided executive has not voluntarily terminated employment with the Company or been terminated for cause by the Company prior to such date.

o Dividend equivalents would be reinvested in additional Company stock units based on closing price on dividend payment date.

o Accelerated lump sum payment would be made in the event of executive's involuntary termination without cause or termination due to death or disability.

o Company may elect to settle units in Company stock and/or convert units to Company restricted stock provided shareholder approval is obtained and auditors confirm no adverse impact on "pooling" eligibility will occur.



November 6, 1997